Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
We hereby consent to the incorporation by reference of our report dated February 23, 2005 on our audits of the consolidated financial statements of Green Dental Laboratories, Inc. as of December 31, 2004 and 2003 and for the years then ended, which report is included in this Report on Form 8-K/A (Amendment No. 1) of National Dentex Corporation.
/s/ Hudson, Cisne & Co. LLP
Hudson, Cisne & Co. LLP
Little Rock, Arkansas
January 24, 2006